Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-97415 on Form S-8 of National Beverage Corp. of our report dated July 16, 2015 related to our audits of the consolidated financial statements and internal control over financial reporting which appears in this Annual Report on Form 10-K of National Beverage Corp. for the year ended May 2, 2015.

/s/ McGladrey LLP

West Palm Beach, Florida

July 16, 2015